Exhibit 2.1

THIRD AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

This THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Third Amendment”) is entered into as of March 22, 2022, by and among TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (“Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”). Purchaser, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of September 27, 2021 (as amended by that certain Amendment to Business Combination Agreement, dated as of October 20, 2021, that certain Second Amendment to Business Combination Agreement, dated as of January 26, 2022, and as may be further amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement to extend the Outside Date thereunder to May 31st, 2022;

WHEREAS, pursuant to Section 10.8 of the Agreement, the Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time; and

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Amendment. Effective upon the Effective Date, Section 8.1(b) of the Agreement is hereby amended and restated in its entirely to read in full as follows:

“(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by May 31st, 2022 (the “Outside Date”), provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Purchaser or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;”

2. Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Third Amendment.

3. Third Parties, Governing Law; Waiver of Jury Trial; Counterparts. Section 10.3, Section 10.4, Section 10.5 and Section 10.12 of the Agreement are hereby incorporated by reference into this Third Amendment, mutatis mutandis.

4. Headings. The descriptive headings contained in this Third Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Third Amendment.

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IN WITNESS WHEREOF, each of the Parties has caused this Third Amendment to Agreement to be duly executed on its behalf as of the day and year first above written.

TRADEUP GLOBAL CORPORATION
By:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer
TGC MERGER SUB
By:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer
SAITECH LIMITED
By:	/s/ Risheng Li
Name:	Li Risheng
Title:	Director